Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NASDAQ GRANTS LISTING EXCEPTION PER CARREKER’S APPEAL

Carreker’s Stock Continues Trading on The Nasdaq National Market;

Chairman Provides Company Update

DALLAS (February 24, 2003) — Carreker Corporation [Nasdaq: CANIE] announced today that the Nasdaq Listing Qualifications Panel has granted an exception for Carreker’s securities to continue to trade on The Nasdaq National Market.  The exception requires Carreker to file its fiscal 2002 third quarter Form 10-Q, annual report on Form 10-K, and all other necessary restatements on or before April 30, 2003, which the Company expects to do.

The Company’s Chairman and CEO, Denny Carreker, pleased with the Nasdaq Panel’s decision, delivered the following message.

“I would like to start by saying thank you for the confidence, loyalty and patience our shareholders, customers, partners and employees have shown during these trying times.   I can’t recall a time in our 25 years of business that we’ve faced so many challenges in such a short period of time.

“The banking industry itself is facing many challenges, which combined with a lagging economic climate has created one of the most difficult operating environments we’ve seen in years.   While in progress, the special investigation added uncertainty to the Company’s circumstances, and our competition has sought to take advantage of this position.  It has been difficult, to be certain, but the special investigation is now complete and we are eager to put this period behind us and move forward.

“We are working vigorously to complete the restatement of our historical financials and to announce our fiscal 2002 third quarter and annual results.  This is a time-intensive process and until this  work  is  completed,  it  would  be  premature  to  discuss  in  detail the results for these periods.  However, I would like to give a high-level view of how the restatement will impact both past and future quarters.  I’ll also offer some insight into the general trends we are seeing in our business.

“We are restating our financials, from 1998 through 2002, primarily to revise our accounting for certain licenses and service revenues.  We expect this revision will tend to spread revenues over multiple periods and should, going forward, provide better visibility into future periods.

“As stated in our last guidance announcement on November 14, 2002, our third quarter was impacted by the slowdown in bank technology spending, including postponed buying decisions, reductions in capital budgets and the uncertainty surrounding banks’ 2003 budget plans, combined with 40-year low interest rates.  As expected, these trends, combined with prolonged softness in the economy and increasing competition, continue to impact sales.  In addition, since our last guidance, we have incurred significant expenses associated with both the special investigation and the restatement.

“Nonetheless, as we exit fiscal year 2002, we have paid down our long-term debt by $10 million since the second quarter, to end the year with $25 million in long-term debt and more than $24 million in cash.

“As previously announced, and as part of our ongoing effort to align our costs with our revenue prospects, Carreker cut expenses and reduced its workforce by 5% last November.  We are continuing to right size the business with additional cost reduction measures and organizational changes that we believe will help us meet our strategic objectives.

“In addition to effectively managing our cost structure, we are focused on building the revenues we derive from our payments solutions.  Payments-related business, which accounts for a significant portion of our banking clients’ revenue streams, is migrating from a primarily paper-based transaction business to an increasingly blended paper and electronic payments business.  As this is occurring, banks are being encroached on by a variety of non-bank competitors. Our goal is to provide banks with the technology, consulting, and revenue-enhancing measures that help them retain leadership in the payments business and grow their profits.

 “We plan to focus our research and development efforts to enhance, integrate and expand our products to include the electronic payment functionality, reliability and scalability that banks need to compete with new electronic products and drive down traditional paper operations expense.

“Ours is a business that combines relationships and technology with true subject matter expertise to render results.  We expect to expand our long-standing relationships with both clients and partners to build the innovative solutions banks need during this period of dramatic change in the payments business.  We are dedicated to improving our performance and devoted to delivering exceptional value to our stakeholders.”

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world. The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships. Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, Australia, and South Africa. Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation also has offices located around the world including London, Toronto, and Sydney. For more information, visit www.carreker.com.

Forward Looking Statements - Except for historical information, the statements in this release, including statements regarding the Company’s restatement of its financial statements, the timing of its SEC filings and the Company’s continued listing on Nasdaq, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to the risks and uncertainties associated with the restatement (which could include material changes in the Company’s financial statements, and volatility in the Company’s common stock price) and related litigation, as well as the risks and uncertainties arising out of economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services, products and prices. For further information concerning certain of these risks and uncertainties, see under the caption “Business — Risk Factors” in the Company’s most recent Form 10-K for the year ended January 31, 2002. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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Vickie Gorton, Senior Vice President

Director Investor Relations

(972) 371-1601 PH

(972) 458-2567 FX

Email: vgorton@carreker.com

Terry Gage, Executive Vice President and CFO

(972) 371-1454 PH

(972) 458-2567 FX

Email: tgage@carreker.com